Exhibit 10

October 15, 2004

Mr. Duane C. Radtke
President & CEO Dominion E & P
Dominion Resources, Inc.

Re: Supplemental Retirement Agreement

Dear Duane:

Because of your valuable knowledge and experience, Dominion Resources, Inc. (the "Company") wishes to enter into this Supplemental Retirement Agreement ("Agreement") with you to ensure that your employment with the Company will continue until you reach age 62. Subject to the terms and conditions set forth below, the Company therefore agrees that, if you remain in the Company's employ and serve as an officer until you reach age 62, upon your retirement you will be eligible for a lifetime retirement benefit under the Company's Executive Supplemental Retirement Plan ("ESRP").

The ESRP benefit payable under this Agreement will be computed in accordance with the terms of Section 3.1(a) of the ESRP Plan document as an equal periodic payment for 120 months. This benefit will then be paid either monthly over your lifetime (with 120 payments guaranteed) or as a lump sum at retirement, if permitted under the ESRP.

If you receive your benefit in the form of periodic payments and then die before 120 payments have been made, the remaining payments (up to a maximum of 120) will be paid to your beneficiary under the ESRP. If you die after 120 payments have been made, or after you receive your benefit in the form of a lump sum payment at retirement, no further payments will be made after your death.

Any benefits payable under this Agreement will be paid under the ESRP from the Dominion Resources Executive Retirement Income Trust and/or the general assets of the Company as and when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises. Except as provided in this letter, the ESRP benefit will be subject to the terms of the ESRP in effect at the time of payment.

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. Please retain the other copy for your records.

This agreement becomes effective as of October 15, 2004.

Sincerely yours,

/s/ Thos. E. Capps

Thos. E. Capps
Chairman of the Board and Chief
  Executive Officer

Accepted:             /s/ Duane C. Radtke
                                 Duane C. Radtke

Date:                  Oct. 19, 2004